UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2021
AngioDynamics, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	000-50761	11-3146460

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
14 Plaza Drive Latham, New York 12110
(Address of Principal Executive Offices) (Zip Code)
(518) 795-1400

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ANGO	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On January 29, 2021, AngioDynamics, Inc. (“AngioDynamics”), entered into an Amended and Restated Change in Control Agreement with each of James C. Clemmer (President and Chief Executive Officer), Stephen A. Trowbridge (Executive Vice President and Chief Financial Officer), Scott Centea (Senior Vice President and General Manager, Vascular Interventions and Therapies), David D. Helsel (Senior Vice President of Global Operations and Research & Development), Chad Thomas Campbell (Senior Vice President and General Manager, Vascular Access), and certain other members of AngioDynamics’ executive leadership team (each, a “CIC Agreement”). Each CIC Agreement effectuates the changes previously approved to AngioDynamics’ prior change in control agreements with each executive, as further described in AngioDynamics’ definitive proxy statement, filed with the Securities and Exchange Commision on September 3, 2020, under “Executive Compensation – Compensation Discussion and Analysis – Potential Payments upon Termination or Change in Control – Change in Control Arrangements.”
Each CIC Agreement provides for an annual term expiring on December 31 of each year, subject to automatic renewals unless AngioDynamics provides an applicable executive with at least 60 days’ written notice of non-renewal prior to expiration (except that, if a “change in control” occurs, then the term of the agreement is automatically extended for 24 calendar months after such “change in control”). If an applicable executive is terminated by AngioDynamics without “cause,” or resigns his or her employment for “good reason,” in each case during the term of the CIC Agreement and after a “change in control” (or, within three months prior to such “change in control,” if the executive can demonstrate that such termination without “cause” or event giving rise to “good reason” was undertaken at the request of a third party who undertook steps reasonably calculated to effectuate the “change in control,” or was otherwise in connection with or in anticipation of the “change in control”), then the CIC Agreement provides the executive with the following severance payments and benefits: (i) any earned but unpaid annual bonus for the fiscal year preceding the fiscal year of termination; (ii) a prorated annual bonus for the year of termination (based on the highest of the average bonuses awarded to the executive for (x) the 36 months preceding the termination, (y) the 3 fiscal years of AngioDynamics preceding the termination, and (z) the 36 months preceding the “change in control”, in each case disregarding any years in which the executive was not employed by AngioDynamics and annualizing bonuses for any partial year of employment); (iii) a lump sum cash severance payment equal to 1.5 times (2 times, for Mr. Clemmer) the sum of the executive’s base salary and target bonus; (iv) cashout of all earned but unused vacation leave; (v) an 18-month (24-month, for Mr. Clemmer) COBRA subsidy; and (vi) accelerated vesting of any outstanding equity or equity-based awards (with any performance-based vesting requirements deemed achieved at the “target” level).
These payments and benefits are subject to such executive’s execution of both a release of claims and a restrictive covenant agreement in favor of AngioDynamics (including a 24-month post-employment non-compete and non-solicit of customers, suppliers, other business relations, and employees; and a reciprocal, perpetual non-disparagement covenant). Each CIC Agreement also contains a customary “best-after-tax” Section 280G cutback in the event that any of the payments or benefits thereunder or otherwise payable to an executive are subject to the excise taxes imposed by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.

The foregoing summary of the CIC Agreements does not purport to be complete and is qualified in its entirety by reference to the forms of CIC Agreement with Mr. Clemmer, attached as Exhibit 10.1 to this Current Report on Form 8-K, and each other executive officer, attached as Exhibit 10.2 to this Current Report on Form 8-K, and in each case incorporated herein by reference.
Item 9.01 - Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Change in Control Agreement, by and between AngioDynamics, Inc. and James C. Clemmer.

10.2	Form of Amended and Restated Change in Control Agreement with AngioDynamics, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGIODYNAMICS, INC.
(Registrant)

Date: February 3, 2021	By:	/s/ Stephen A. Trowbridge
		Name:	Stephen A. Trowbridge
		Title:	Executive Vice President and Chief Financial Officer